Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FIRST QUARTER ENDED MARCH 31, 2016

Company to Host Quarterly Conference Call at 9:00 A.M. on April 28, 2016

St. Petersburg, FL - April 27, 2016: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the first quarter ended March 31, 2016.

($ in thousands, except per share and ratios)	Three Months Ended
	March 31,
	2016	2015	Change
Gross premiums written	$135,956	$106,616	27.5%
Gross premiums earned	$146,502	$115,182	27.2%
Ceded premiums earned	$(45,132)	$(37,134)	21.5%
Net premiums earned	$101,370	$78,048	29.9%
Total revenues	$107,561	$82,396	30.5%
Earnings before income tax	$4,330	$338	1,181.1%
Net income	$2,951	$198	1,390.4%
Net income per diluted share	$0.14	$0.01	1,300.0%
Book value per share	$11.35	$10.14	11.9%
Return on average equity, ttm	13.0%	15.2%	(2.2	) pts
Loss ratio, net[1]	63.4%	66.6%	(3.2	) pts
Expense ratio, net[2]	38.4%	38.6%	(0.2	) pts
Combined ratio (CR)[3]	101.8%	105.2%	(3.4	) pts
Effect of current year catastrophe losses on CR	14.9%	19.6%	(4.7	) pts
Effect of prior year (favorable) development on CR	3.1%	1.2%	1.9	pts
Underlying combined ratio[4]	83.8%	84.4%	(0.6	) pts

1 Loss ratio, net is calculated as losses and loss adjustment expenses (LAE) relative to net premiums earned.
2 Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and expense ratio, net.
4 Underlying combined ratio, a measure that is not based on U.S. generally accepted accounting principles (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

"Q1 was another strong quarter of quality growth for UPC Insurance," said John Forney, the Company's President & Chief Executive Officer. "We wrote over 30,000 new policies in the quarter, 85% of which came from outside of Florida. Policy retention remained over 90%, and our underlying loss ratio was stable, both of which we believe are positive signs that we are putting good business on the books as we grow and diversify."

Quarterly Financial Results

Net income for the first quarter of 2016 was $3.0 million, or $0.14 per diluted share, compared to $0.2 million, or $0.01 per diluted share for the first quarter of 2015. The increase in net income was primarily due to increases in gross premiums earned for the first quarter of 2016 compared to the first quarter of 2015.

The Company's total gross written premium increased by $29.3 million, or 27.5%, to $136.0 million for the first quarter of 2016 from $106.6 million for the first quarter of 2015, primarily due to the strong organic growth in new and renewal business generated in all states. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region is shown in the table below.

	Three Months Ended March 31,
Direct Written and Assumed Premium By Region (1)	2016	2015	Change	Growth %

Florida	$73,698	$71,394	$2,304	3.2%
Gulf	29,669	8,996	20,673	229.8
Southeast	18,634	14,004	4,630	33.1
Northeast	17,245	12,566	4,679	37.2
Total direct written premium by region	139,246	106,960	32,286	30.2
Assumed premium (2)	(3,290)	(344)	(2,946)	856.4
Total gross written premium	$135,956	$106,616	$29,340	27.5%
1 Each region is comprised of the following states: Gulf includes Hawaii, Louisiana and Texas, Southeast includes Georgia, North Carolina and South Carolina, and Northeast includes Connecticut, Massachusetts, New Jersey, New York and Rhode Island.
2 All assumed premiums are written in Florida due to policy assumptions from Citizens Property Insurance Corporation.

Loss and LAE increased $12.3 million, or 23.6%, to $64.3 million for the first quarter of 2016 from $52.0 million for the first quarter of 2015. Loss and LAE expense as a percentage of net earned premiums decreased 3.2 points resulting in a net loss ratio of 63.4% for the quarter, compared to a net loss ratio of 66.6% for the same period last year. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the quarter was 31.4%, an increase of 0.3 points from 31.1% during the first quarter of 2015.

Policy acquisition costs increased $7.8 million, or 40.9%, to $27.0 million for the first quarter of 2016 from $19.2 million for the first quarter of 2015. These costs vary directly with changes in gross premiums earned and were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida.

Operating expenses increased by $0.5 million, or 11.7% for the first quarter of 2016 to $4.0 million from $3.5 million for the first quarter of 2015, primarily due to increased investments in information technology systems and equipment.

General and administrative expenses increased $0.5 million, or 7.2% for the first quarter of 2016 to $7.9 million from $7.4 million for the first quarter of 2015, primarily due to increases in personnel, depreciation and amortization costs related to the Company's continued growth.

Combined Ratio Analysis

The calculation of the Company's underlying loss and combined ratios is shown below.

($ in thousands except ratios)	Three Months Ended
	March 31,
	2016	2015	Change
Loss and LAE	$64,258	$51,971	$12,287
% of Gross earned premiums	43.9%	45.1%	(1.2	) pts
% of Net earned premiums	63.4%	66.6%	(3.2	) pts
Less:
Current year catastrophe losses	$15,056	$15,259	$(203)
Prior year reserve (favorable) development	3,186	945	2,241
Underlying Loss and LAE*	$46,016	$35,767	$10,249
% of Gross earned premiums	31.4%	31.1%	0.3	pts
% of Net earned premiums	45.4%	45.8%	(0.4	) pts
Policy acquisition costs	$27,032	$19,186	$7,846
Operating and underwriting	3,954	3,541	413
General and administrative	7,933	7,401	532
Total Operating Expenses	$38,919	$30,128	$8,791
% of Gross earned premiums	26.6%	26.2%	0.4	pts
% of Net earned premiums	38.4%	38.6%	(0.2	) pts
Combined Ratio - as % of gross earned premiums	70.5%	71.3%	(0.8	) pts
Underlying Combined Ratio - as % of gross earned premiums	58.0%	57.3%	0.7	pts
Combined Ratio - as % of net earned premiums	101.8%	105.2%	(3.4	) pts
Underlying Combined Ratio - as % of net earned premiums	83.8%	84.4%	(0.6	) pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Reinsurance Costs as a % of Earned Premium

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the first quarter of 2016 were 27.9% of gross premiums earned compared to 29.2% of gross premiums earned for the first quarter of 2015.

Investment Portfolio Highlights

UPC Insurance's cash and investment holdings totaled $581.1 million at March 31, 2016 compared to $537.5 million at December 31, 2015. UPC Insurance's cash and investment holdings consist of investments in U.S. Government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 88.2% of total investments at March 31, 2016 with a modified duration of 3.8 years compared to 87.6% at December 31, 2015 and a modified duration of 3.9 years.

Book Value Analysis

Book value per share increased 2.2% from $11.11 at December 31, 2015, to $11.35 at March 31, 2016 and underlying book value per share increased 0.6% from $11.04 at December 31, 2015 to $11.11 at March 31, 2016. The increase in the Company's book value per share and underlying book value per share was driven primarily by retained earnings during 2016. The Company's underlying book value per share growth was impacted by the change in accumulated other comprehensive income as shown in the table below.

($ in thousands, except for per share data)	March 31,	December 31,
	2016	2015
Book Value per Common Share
Numerator:
Common shareholders' equity	$245,192	$239,211
Denominator:
Total Shares Outstanding	21,594,948	21,524,348
Book Value Per Common Share	$11.35	$11.11

Book Value per Common Share, Excluding the Impact of Accumulated Other Comprehensive Income
Numerator:
Common shareholders' equity	$245,192	$239,211
Accumulated other comprehensive income	5,369	1,620
Shareholders' Equity, excluding AOCI	$239,823	$237,591
Denominator:
Total Shares Outstanding	21,594,948	21,524,348
Underlying Book Value Per Common Share*	$11.11	$11.04
* Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses and reserve development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio and prior year development on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Consolidated net loss ratio excluding the effects of current year catastrophe losses, reserve development (underlying loss ratio) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the consolidated net loss ratio, the effect of current year catastrophe losses on the loss ratio, and the effect of prior year development on the loss ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our consolidated net loss ratio that may be obscured by current year catastrophe losses and prior year development. As discussed previously, these two items can have a significant impact on our consolidated net loss ratio in a given period. The most direct comparable GAAP ratio is our net consolidated Loss and LAE ratio. The underlying loss ratio should not be considered as a substitute for net consolidated loss ratio and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    April 28, 2016 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q1-2016

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential and commercial property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. Our insurance affiliates write and service property and casualty insurance in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, North Carolina, Rhode Island, South Carolina and Texas and are licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire, New York and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release, conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and quarterly report on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended
	March 31,
	2016	2015
REVENUE:
Gross premiums written	$135,956	$106,616
Increase in gross unearned premiums	10,546	8,566
Gross premiums earned	146,502	115,182
Ceded premiums earned	(45,132)	(37,134)
Net premiums earned	101,370	78,048
Investment income	2,396	2,073
Net realized gains	270	122
Other revenue	3,525	2,153
Total revenues	$107,561	$82,396
EXPENSES:
Losses and loss adjustment expenses	64,258	51,971
Policy acquisition costs	27,032	19,186
Operating expenses	3,954	3,541
General and administrative expenses	7,933	7,401
Interest expense	75	83
Total expenses	103,252	82,182
Income before other income	4,309	214
Other income	21	124
Income before income taxes	4,330	338
Provision for income taxes	1,379	140
Net income	$2,951	$198
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains on investments	6,380	2,529
Reclassification adjustment for net realized investment gains	(270)	(122)
Income tax expense related to items of other comprehensive income	(2,361)	(930)
Total comprehensive income	$6,700	$1,675

Weighted average shares outstanding
Basic	21,346,701	20,752,565
Diluted	21,537,496	21,243,103

Earnings per share
Basic	$0.14	$0.01
Diluted	$0.14	$0.01

Dividends declared per share	$0.05	$0.05

Consolidated Balance Sheets
In thousands

	March 31, 2016	December 31, 2015
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$401,019	$396,698
Equity securities - common and preferred	48,062	50,806
Other investments	5,648	5,210
Total investments	$454,729	$452,714
Cash and cash equivalents	126,409	84,786
Accrued investment income	2,765	2,915
Property and equipment, net	17,953	17,135
Premiums receivable, net	38,022	41,170
Reinsurance recoverable on paid and unpaid losses	2,662	2,961
Prepaid reinsurance premiums	42,943	79,399
Goodwill	3,413	3,413
Deferred policy acquisition costs	45,375	46,732
Other assets	6,581	8,796
Total Assets	$740,852	$740,021
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$88,446	$76,792
Unearned premiums	294,107	304,653
Reinsurance payable	38,253	64,542
Other liabilities	62,795	42,470
Notes payable	12,059	12,353
Total Liabilities	$495,660	$500,810
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 21,807,031 and 21,736,431 issued; 21,594,948 and 21,524,348 outstanding for 2016 and 2015, respectively	2	2
Additional paid-in capital	97,520	97,163
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	5,369	1,620
Retained earnings	142,732	140,857
Total Stockholders' Equity	$245,192	$239,211
Total Liabilities and Stockholders' Equity	$740,852	$740,021